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                                                                    EXHIBIT 23.1

Independent Auditors' Consent
The Board of Directors
Sizeler Property Investors, Inc.


          We consent to the incorporation by reference in the Registration Statement of Sizeler Property Investors, Inc. on Form S-8 of our report dated March 29, 2002 relating to the consolidated balance sheets of Sizeler Property Investors, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, and all related schedules, which report appears in the December 31, 2001 annual report on Form 10-K of Sizeler Property Investors, Inc.


                                                 KPMG LLP


New Orleans, Louisiana
March 29, 2002